Exhibit 5.5

Email abossin@applebyglobal.com
Willis Towers Watson Public Limited Company c/o Willis Group Limited The Willis Building 51 Lime Street London EC3M 7DQ, England and Wales	Direct Dial +1 441 298 3536 Tel +1 441 295 2244 Fax +1 441 298 3363 Your Ref Appleby Ref 432921.0005/AB/JC 11 March 2016

Dear Sirs

WTW Bermuda Holdings Ltd. (Company) - Registration Statement on Form S-3
Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com	We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you in connection with the preparation and filing of a Registration Statement (as defined in the Schedule to this opinion) by Willis Towers Watson Public Limited Company (Parent), Willis North America Inc. (Willis NA) and Trinity Acquisition Plc (Trinity) with the United States Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (the Securities Act) on or about the date hereof in relation to the registration of the following securities to be issued and sold from time to time pursuant to the Registration Statement (as amended and supplemented from time to time); (i) debt securities of the Parent (Parent Debt Securities); (ii) preferred shares of the Parent, par value $0.000115 per share (Preferred Shares); (iii) ordinary shares of the Parent, par value $0.000304635 per share (Ordinary Shares and together with the Preferred Shares, the Equity Securities); (iv) warrants to purchase Equity Securities or Parent Debt Securities; (v) warrant units; (vi) share purchase contracts; (vii) share purchase units; (viii) prepaid share purchase contracts; (ix) debt securities of Willis NA (Willis NA Debt Securities); (x) debt securities of Trinity (Trinity Debt Securities); (xi) guarantees of certain direct and indirect subsidiaries of the Parent, including the Company, (Guarantors), to be issued in connection with the Parent Debt Securities (Parent Guarantees); (xii) guarantees of certain direct and indirect subsidiaries of the Parent, including the Company, to be issued in connection with the Willis NA Debt Securities (Willis NA Guarantees) and (xiii) guarantees of direct and indirect subsidiaries of the Parent, including the Company, to be issued in connection with the Trinity Debt Securities (Trinity Guarantees). The Parent Guarantees, Willis NA Guarantees and Trinity Guarantees are hereinafter collectively referred to as the Guarantees).

The Parent Debt Securities and the Parent Guarantees will be issued under an indenture (Parent Indenture) among the Parent, as issuer, the Guarantors and Wells Fargo Bank,

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

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National Association., as trustee (Trustee). The Willis NA Debt Securities and the Willis NA Guarantees will be issued under an indenture (Willis NA Indenture) among Willis NA, as issuer, certain of the Guarantors and the Trustee. The Trinity Debt Securities and the Trinity Guarantees will be issued under the indenture dated 15 August 2013 among Trinity, as issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (as amended and supplemented by (i) the first supplemental indenture, dated 15 August 2013, among Trinity, as issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and (ii) the second supplemental indenture, dated 4 March 2016, among Trinity, as issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, collectively with such amendments and supplements, the Trinity Indenture and together with the Parent Indenture and Willis NA Indenture, the Indentures).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the Documents).

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement have the same meanings when used in this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Directors or Officers of the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to Bermuda law, made in any of the Documents is true, accurate and complete;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

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(g)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Guarantees or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors not disclosed by the Constitutional Documents, the Company Search, the Litigation Search, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that, when the Directors of the Company adopted the Resolutions, each of the Directors discharged his fiduciary duties owed to the Company and acted honestly and in good faith with a view to the best interests of the Company; and

(k)	that the Company has filed the Registration Statement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Registration Statement would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and is validly existing and in good standing under the laws of Bermuda.

(2)	All necessary action required to be taken by the Company pursuant to Bermuda law has been taken by or on behalf of the Company for the execution by the Company of the relevant Indentures and the issuance by the Company of the Guarantees.

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(3)	The Guarantees will, upon due execution by the Company and authentication under the relevant Indenture, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(4)	The issuance or transfer of the Guarantees will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda, or (ii) the Constitutional Documents.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	In paragraph (1) above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

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(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(d)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(e)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(f)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the SEC. We consent to the inclusion of this opinion as Exhibit 5.5 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

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Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda. This opinion may be relied upon by Matthew S. Furman, Esq. solely for the purpose of the delivery of an opinion on behalf of the Company in respect of the Registration Statement on Form S-3.

Yours faithfully

/s/ Appleby (Bermuda) Limited

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SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 10 March 2016 (the Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 10 March 2016 (the Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association, and Bye-Laws of the Company (collectively referred to as the Constitutional Documents).

4.	Certified copies of the unanimous written resolutions of the Board of Directors of the Company effective 29 February 2016 (the Resolutions).

5.	A Certificate of Compliance dated 10 March 2016 issued by the Registrar of Companies in respect of the Company.

6.	A PDF copy of the Registration Statement on Form S-3 and Prospectus contained therein dated on or about the date hereof (the Registration Statement).

7.	A PDF copy of the Indentures.

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